UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 28, 2019

CORVUS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37719	46-4670809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

863 Mitten Road, Suite 102 Burlingame, CA 94010
(Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code: (650) 900-4520

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [ X ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ X ]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

                On January 28, 2019, the Board of Directors (the “Board”) of Corvus Pharmaceuticals, Inc., a Delaware corporation (“Corvus” or the “Company”) elected Linda S. Grais, M.D., J.D., as a director and as a member of each of the Audit Committee and Nominating and Corporate Governance Committee of the Board to replace Peter Moldt, Ph.D., who resigned from the Board and each of the audit committee and nominating and corporate governance committee effective upon the election of Dr. Grais.  Dr. Moldt’s resignation is not due to any disagreement with the Company, the Board or management of the Company.  Dr. Grais will serve as a Class I director with a term of office commencing on January 28, 2019 and expiring at the Company’s 2020 annual meeting of stockholders or until her successor is duly elected and qualified, or her earlier death, resignation or removal.

                Dr. Grais will be entitled to compensation for her services as a director in accordance with the Company’s compensation program for non-employee directors (the “Non-Employee Director Compensation Program”), including a $35,000 annual retainer for service as a Board member.  In connection with her appointment to the Board, Dr. Grais was automatically granted an initial option to purchase 30,000 shares of Common Stock (the “Initial Award”) on the date of her appointment to the Board pursuant to the Company’s 2016 Equity Incentive Award Plan (the “Plan”).  The Initial Award vests as to 1/3 of the shares subject to the grant on each yearly anniversary of the date of appointment to the Board, subject to the director’s continued service to the Company through the applicable vesting date.  As a non-employee director, Dr. Grais is also eligible for annual grants to purchase 15,000 shares of Common Stock (each a “Subsequent Award”), which Subsequent Awards vest as to all of the shares subject to such grants on the earlier of the first anniversary of the applicable grant date or the next annual stockholders’ meeting, subject to continued service through the vesting date.  All equity awards, including any Initial Awards and Subsequent Awards, held by the Company’s non-employee directors will vest in full immediately prior to the occurrence of a change in control.  All equity awards granted under the Plan have a maximum term of ten years, and the exercise price of each option granted under the Plan is equal to 100% of the fair market value of the Common Stock on the date of grant.  The foregoing description of the Non-Employee Director Compensation Program is a summary of the material terms thereof and is qualified in its entirety by reference to the Non-Employee Director Compensation Program, which was filed as Exhibit 10.12 to the Company’s Registration Statement on Form S-1 on January 4, 2016 and is incorporated by reference herein.

                In connection with Dr. Grais’s appointment to the Board, the Company will enter into an indemnification agreement with Dr. Grais (the “Indemnification Agreement”) in accordance with the Company’s standard practice and pursuant to the form previously approved by the Board and the Company’s stockholders.  The Indemnification Agreement, among other things, requires the Company to indemnify Dr. Grais to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts incurred in any action or proceeding, including any action or proceeding by or in right of the Company, arising out of Dr. Grais’s services as a director.  The foregoing description of the Indemnification Agreement is a summary of the material terms of such agreement and is qualified in its entirety by reference to the Indemnification Agreement, which was filed as Exhibit 10.6 to the Company’s Registration Statement on Form S-1 on January 4, 2016 and is incorporated by reference herein.

There have not been any transactions since the beginning of the Company’s last fiscal year, nor are there any proposed transactions, in which the Company was or is to be a participant involving amounts exceeding $120,000 and in which Dr. Grais had or will have a direct or indirect material interest. There are no arrangements or understandings between Dr. Grais and the Company or any other persons pursuant to which Dr. Grais was appointed as a director of the Company.

On January 28, 2019, the Company issued a press release announcing the events described above, which is furnished herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Corvus Pharmaceuticals, Inc., dated January 28, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORVUS PHARMACEUTICALS, INC.

Date: January 28, 2019	By:	/s/ Leiv Lea
Leiv Lea
Chief Financial Officer